EXHIBIT 23.2

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

Hartcourt Companies, Inc.
Los Angeles, California


     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 6, 1999, relating to the consolidated financial statements of The Hartcourt Companies, Inc., which is contained in that Prospectus, and to the incorporation in the Prospectus by reference of our report dated March 6, 2000, relating to the consolidated financial statements and schedules of The Hartcourt Companies, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.




/s/ Harlan & Boettger, LLP
Harlan & Boettger, LLP
San Diego
August 22, 2000